Exhibit 8.2

Suite 900, 607 14th Street, NW Washington, DC 20005-2018 t 202 508 5800 f 202 508 5858

January 22, 2020

Board of Directors

Wellesley Bancorp, Inc.

100 Worcester Street, Suite 300

Wellesley, Massachusetts 02481

Gentlemen:

We have acted as special counsel to Wellesley Bancorp, Inc., a Maryland corporation (“Wellesley”), in connection with the preparation and filing of a Registration Statement on Form S-4 filed by Cambridge Bancorp, a Massachusetts corporation (“Cambridge”), with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed merger of Wellesley, with and into Cambridge (the “Merger”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 5, 2019, by and among Cambridge; Cambridge Trust Company, a Massachusetts chartered trust company and direct, wholly owned subsidiary of Cambridge, Wellesley and Wellesley Bank, a Massachusetts chartered bank.

You have requested our opinion regarding whether the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, each capitalized term used but not defined herein has the meaning ascribed to it in the Merger Agreement.

In providing our opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the joint proxy statement/prospectus forming a part of the Registration Statement (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

Board of Directors

Wellesley Bancorp

January 22, 2020

In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement; (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct, and complete; (iii) subject to the immediately following clause (iv), the representations made to us by Cambridge and Wellesley in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”) are true, correct and complete and will be true, correct, and complete in all material respects as of the Effective Time; and (iv) any representations made in the Representation Letters or in the Merger Agreement to the “Knowledge” of the representing party, or similarly qualified, are true, correct, and complete in all material respects as of the Effective Time without such qualification. We have also assumed, with the consent of Cambridge and Wellesley, that the parties have complied with and, if applicable, will continue to comply with the relevant covenants contained in the Merger Agreement. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

The opinion set forth in this letter is based on relevant current provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in a material modification of our opinion. Our opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. In addition, any material changes to the documents referred to above could affect our conclusion herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that, under current law, the Merger will qualify as a “reorganization” within the meaning of Code section 368(a) and that the U.S. federal income tax consequences of the Merger to holders of Wellesley Stock (as defined in the Merger Agreement) will be as described in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger.”

This opinion addresses only the specific U.S. federal income tax consequences of the Merger set forth above and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws of the transactions described in the Registration Statement, or any transaction related thereto. Further, our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a

Board of Directors

Wellesley Bancorp

January 22, 2020

contrary position. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect as of the date hereof. We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

This opinion is being delivered to you solely for the purpose of being included as an exhibit to the Registration Statement and it is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Heather L. Preston
Heather L. Preston, a Partner